Exhibit 8.1

51 Louisiana Avenue, N.W. ● Washington, DC 20001.2113

Telephone: +1.202.879.3939 ● jonesday.com

July 29, 2025

Welsbach Technology Metals Acquisition Corp.
4422 N. Ravenswood Ave. #1025
Chicago, IL 60640

Re:	Registration Statement of Welsbach Technology Metals Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Evolution Metals LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-283119) under the Securities Act of 1933, as amended (the “Securities Act”), filed on November 12, 2024, as amended by Amendment No. 1, filed on January 24, 2025, as further amended by Amendment No. 2, filed on February 10, 2025, as further amended by Amendment No. 3, filed on April 25, 2025, as further amended by Amendment No. 4, filed on May 12, 2025, and as further amended by Post-Effective Amendment No. 1, filed on July 29, 2025 (the “Registration Statement”), relating to the Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024, the Amendment No. 2 to Amended and Restated Agreement and Plan of Merger, dated as of February 10, 2025, the Amendment No. 3 to Amended and Restated Agreement and Plan of Merger, dated as of March 31, 2025, the Amendment No. 4 to Amended and Restated Agreement and Plan of Merger, dated as of June 11, 2024, and the Amendment No. 5 to Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2025, as it may be further amended or supplemented from time to time (the “Merger Agreement”), by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“New EM”), the Company, and WTMA Merger Subsidiary LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of New EM. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the number of New EM voting common shares issued in the Merger and Precedent Transactions, which possess at least 80 percent of the total voting power of all outstanding New EM voting stock immediately after the Merger and Precedent Transactions, are subject to a lock-up agreement, and New EM will have no non-voting stock issued or outstanding before and after the Merger and Precedent Transactions, (ii) the Precedent Transactions and the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (iii) the statements concerning the Precedent Transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) the statements and representations made by each of the Company, the Company Equityholder, New EM, and Korean Companies in each such person’s representation certificate dated as of the date hereof and delivered to us for purposes of this opinion (each, a “Representation Certificate,” and collectively, the “Representation Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (v) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Representation Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification is and will be true, complete and correct as if made without such qualification, (vi) the parties to the Merger Agreement and their respective subsidiaries will treat the Precedent Transactions and the Merger for U.S. federal income tax purposes in a manner consistent with the sections of the Registration Statement entitled “Certain Material U.S. Federal Income Tax Considerations of the Merger to EM Holders—Treatment of the Merger”, (vii) such parties have complied, and will continue to comply, with the obligations, covenants and agreements contained in the Merger Agreement and (viii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time. If any of the above described assumptions is untrue for any reason or if the Merger or any of the Precedent Transactions is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or any of the Representation Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DETROIT ● DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● LONDON ● LOS ANGELES ● MADRID MELBOURNE ● MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH SAN DIEGO ● SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

July 29, 2025

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the captions “Certain Material U.S. Federal Income Tax Considerations of the Merger to EM Holders—Treatment of the Merger.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Representation Certificates and Registration Statement as qualified by this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be relied upon. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to the Company under the caption “Certain Material U.S. Federal Income Tax Considerations of the Merger to EM Holders—Treatment of the Merger” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours

/s/ Jones Day

Jones Day